FOR IMMEDIATE RELEASE The Pontes Group / Lais Pontes Greene (954) 960-6083 / lais@thepontesgroup.com

Bergio International to Acquire GearBubble, a Global E-Commerce Fulfillment Platform

Leading jewelry designer & manufacturer to expand digital presence further!

(Left - Donald Wilson, CEO of GearBubble // Right - Berge Abajian, CEO of Bergio International) (Photo Credit: Bergio International)

Fairfield, NJ - May 12, 2021 - Bergio International, Inc. (“Bergio,” or the “Company”) (OTC PINK: BRGO), a global leader in jewelry design and manufacturing, has announced its intent to acquire 51% of the assets of GearBubble, a premier e-commerce fulfillment platform with over $27 million in revenue from 2020.

For the past four and a half years, GearBubble has processed over $130 million in sales, with over 5 million units sold, and currently has a positive bottom line. Their offering includes shirts, mugs, additional on-demand items, and most recently, jewelry, a product category they look forward to expanding. GearBubble is best known for its seamless eBay, Etsy, and Amazon integrations, which allow their millions of customers to effortlessly launch, scale, and find success in the e-commerce industry.

Donald Wilson, CEO of GearBubble, shared, “We are excited about this acquisition and the possibility to bring high-quality jewelry at a scale to the on-demand eCommerce market. With the vertical integration of Bergio's production capabilities, we will be able to better service our millions of customers and scale much faster than we would have ever been able to do on our own.”

Under the terms of the deal, BRGO will form an acquisition subsidiary which will own 51% of Gear Bubble’s assets, for which BRGO will pay $2 million at closing in cash and an additional $1.162 million in 15 subsequent monthly cash payments. A binding letter of intent was signed on May 6, 2021, and an Acquisition Agreement is set to be fully executed after a full financial audit of Gear Bubble’s assets by July 1, 2021.

“GearBubble delivers forward-thinking technology innovation to millions of B2B e-commerce customers and a robust assortment of gifting products,” shared Berge Abajian, CEO of Bergio International. “We are thrilled at the opportunity to welcome them into the Bergio family, allowing us to expand our footprint in new categories further while assisting GearBubble to develop their growing jewelry division. This acquisition will expand our reach in the B2B space, and the addition of GearBubble’s technology team brings Bergio to a new level, allowing our fast-growing brand to launch our fine jewelry & bridal platform to compete with other major luxury jewelry e-commerce websites.”

The acquisition of GearBubble’s assets will strengthen BRGO’s expansion into e-commerce and further increase the product categories they offer. The addition will allow BRGO to tap into GearBubble’s millions of B2B e-commerce customers and world-class marketing while allowing the e-commerce fulfillment platform to integrate advanced jewelry production, allowing them to disrupt the massive gifting market.

BRGO has always aimed to create designs ahead of the trends with an unwavering commitment to crafting original pieces, incorporating extraordinary diamonds and precious stones. Their perfectly curated collections have gained global recognition and established the brand as a highly sought-after purveyor of rare and exquisite treasures from around the globe.

BRGO has been experiencing exponential growth in 2021. They most recently acquired Aphrodite’s, a global jewelry e-tailer that has done $31 million in sales in 3.5 years and $10 million of those during the pandemic. Since acquiring Aphrodite’s, BRGO has already increased their production over 100,000 units. They intend to continue their increase in production. BRGO can accomplish this due to its diligent investment in manufacturing technology and expertly skilled human capital.

For more detailed information on the transaction, a Current Report on Form 8K filed will be filed on May 12, 2021, with the SEC.

For more information on GearBubble, please visit https://www.gearbubble.com.

About Bergio International, Inc.

The Bergio brand, the primary portfolio asset, is associated with high-quality, handcrafted, and individually designed pieces with a European sensibility, Italian craftsmanship, and a bold flair for the unexpected. Established in 1995, Bergio's signature innovative design, coupled with extraordinary diamonds and precious stones, earned the company recognition as a highly sought-after purveyor of rare and exquisite treasures from around the globe. With family jewelry roots reaching back to the 1930s, founder, CEO, and designer Berge Abajian is a third-generation jeweler, blending superior knowledge in design and manufacturing to create unparalleled collections in craftsmanship and style. The Bergio brand features fine jewelry, silver fashion jewelry, bridal, couture, and leather accessories, ranging in price from $50 to $250,000. For further information, please visit www.bergio.com.

This press release includes forward-looking statements regarding our business strategy and plans as well as expectations of future growth, all of which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical in nature and include those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission, including those detailed under the caption “Risk Factors” in our Annual Report for the year ended December 31, 2019 filed with the SEC. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.